Exhibit 99.1

Contact:
Name:  John Gavin or Phil Lembo
Phone:  (781) 441-8338

For Immediate Release                                                                                             April 29, 2004

NSTAR Reports First Quarter Results for 2004

Boston, MA -- NSTAR (NYSE: NST) today reported net income of $49.7 million, or $0.94 and $0.93 per basic and diluted common share, respectively, for the first quarter of 2004, compared to $42.3 million, or $0.80 and $0.79 per basic and diluted common share, respectively, for the same period in 2003.

Factors that contributed to the improved earnings performance for the quarter included an increase in electric revenues, lower interest costs and a decline in operations and maintenance expense.  Increases in depreciation and amortization, and property taxes had a negative impact on earnings for the quarter.  Electric sales increased 1.6% for the quarter while gas sales declined 0.6%.  The decline in gas sales reflects milder weather conditions this year compared to the same period last year.  Last year’s quarter was among the coldest on record.  There were 3% fewer heating degree days for the current quarter than during the same period last year.

Chairman, President and Chief Executive Thomas J. May said, “I am pleased to report that 2004 has begun in a very positive way both financially and operationally.  We continue to meet or exceed our performance targets.  On March 1st, we made our annual service quality filing with the Massachusetts Department of Telecommunications and Energy that reflected continued high levels of reliability and performance.  In fact, the report indicates that we delivered the best service in 2003 of any major utility in Massachusetts.”  May added, “We continue to work toward completing the siting and licensing process for the much–needed 345 kv transmission line that we have proposed for the region.  This project, which will improve reliability and provide our customers with access to lower-priced electricity, will also reduce the region’s reliance on older, less-efficient power plants.”

Management maintains its previous guidance for earnings for the year 2004 at a range of $3.45 - $3.55 per basic share.

Recent Events

On March 16, 2004, NSTAR subsidiary Boston Edison Company redeemed the entire $181 million aggregate principal amount of its 7.80% Debentures due March 15, 2023.  On April 16, 2004, Boston Edison completed a long-term debt financing issuing $300 million of 4.875% Debentures due in 2014.  The proceeds from the financing were used to reduce short-term debt.

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Comparative unaudited results for the first quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended March 31:	2004	2003	% Change
Operating revenues	$809,908	$762,932	6.2%
Net income	$49,716	$42,338	17.4%
Earnings per share:
Basic	$0.94	$0.80	17.5%
Diluted	$0.93	$0.79	17.7%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,483	53,312	0.3%
Dividends declared per common share	$0.555	$0.54	2.8%

Twelve months ended March 31:	2004	2003 (b)	% Change
Operating revenues	$2,958,599	$2,748,709	7.6%
Net income	$188,952	$169,741	11.3%
Earnings per share:
Basic	$3.56	$3.20	11.3%
Diluted	$3.54	$3.18	11.3%
Weighted average number of shares:
Basic	53,033	53,033	-
Diluted	53,445	53,312	0.2%
Dividends declared per common share	$2.19	$2.14	2.3%

(a) More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2004.

(b) Results for the twelve-month period ended March 31, 2003 include impairment charges related to NSTAR’s investment in RCN Corporation (RCN) of $37.3 million, or $0.70 per basic share, recorded in the second and fourth quarters of 2002, offset in part by a deferred tax benefit of $19.6 million, or $0.37 per basic share, recorded in the fourth quarter of 2002, related to the RCN investment.

Webcast

Please note that we are planning to webcast a presentation at the American Gas Association’s Financial Forum in Bonita Springs, Florida on Monday, May 3, 2004 at 2:25 PM (Eastern Standard Time).  To access this webcast go to www.nstaronline.com, select “Investor Relations” then “Calendar of Events” and follow the instructions.  Copies of the presentation will be distributed at the meeting.

Forward-Looking Statements

This earnings release contains management’s guidance, which constitutes forward-looking statements.  Such statements involve risk and uncertainties.  These statements are based on the current expectations, estimates, or projections of management.  Future performance is likely to vary.  Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or

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modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes and other matters; changes in prices of electricity and gas; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events.  These statements are based on the current expectations, estimates, or projections of NSTAR’s management and should not be considered a continuing reaffirmation that our outlook has not changed.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric customers in 81 communities and 300,000 gas customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

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